December 29, 2010

Nu Skin Enterprises, Inc.
75 West Center Street
Provo, UT  84601
Attention:  Brian Lords

Re:           Credit Agreement

Ladies and Gentlemen:

JPMorgan Chase Bank, N.A., London Branch (the “Bank”), is pleased to advise Nu Skin Enterprises, Inc. (the “Borrower”) that the Bank has approved a committed loan facility on the terms and conditions set forth below.

1. DEFINITIONS AND INTERPRETATION.

1.1 Definitions.  In addition to the terms defined in the introductory paragraph, (a) subject to Section 1.2, capitalized terms used but not defined herein have the respective meanings set forth in the Syndicated Agreement (as defined below) and (b) the following terms have the following meanings:

“Agreement” means this Credit Agreement.

“Business Day” means any day (other than a Saturday, a Sunday or a legal holiday) on which commercial banks are open for business in London, England and New York, New York; provided that, with respect to any interest rate determination hereunder, “Business Day” shall mean any day other than a Saturday, a Sunday or day on which commercial banks in London, England are required or authorized to be closed.

“Commitment Amount” means $30,000,000, as such amount may be reduced from time to time pursuant to Section 2.8.

“Deed of Trust” means a deed of trust covering a Mortgaged Property.

“Default” means any event described in Section 7.1.

“Dollar” and the sign “$” mean lawful currency of the United States of America.

“Dollar Loan” - see Section 2.1.

“Interest Payment Date” means, for any Loan, (a) the last day of each Interest Period, (b) any date on which such Loan is prepaid or repaid and (c) after the maturity of such Loan, any date on which demand is made by the Bank.

“FRB” means the Board of Governors of the Federal Reserve System.

“Interest Period” means each period commencing on the last Business Day of a calendar month, starting with December 29, 2010, and ending on the last Business Day of the immediately succeeding calendar month; provided that no Interest Period shall extend beyond the Termination Date.

“LIBOR Reserve Percentage” means, for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB (or any successor), for determining the aggregate maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D of the FRB or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.

“LIBOR Rate” means, for any Dollar Loan for any Interest Period, (i) the rate per annum equal to the rate determined by the Bank to be the offered rate which appears on Reuters Screen LIBOR01 (formerly known as page 3750 of the Moneyline Telerate Service) for Dollar deposits (for delivery two Business Days prior to the beginning of such Interest Period) with a term equivalent to the applicable Interest Period, determined as of approximately 11:00 a.m. on such date of determination, or (ii) if the rate referenced in the preceding clause (i) does not appear on such screen or service or if such screen or service shall cease to be available, the rate per annum equal to the rate determined by the Bank to be the offered rate on such other screen or other service which displays an average British Bankers Association Interest Settlement Rate for Dollar deposits (for delivery two Business Days prior to the beginning of such Interest Period) with a term equivalent to such Interest Period determined as of approximately 11:00 a.m. on such date of determination, or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by the Bank for Dollar deposits (for delivery two Business Days prior to the beginning of such Interest Period) of amounts in same day funds comparable to the principal amount of such Dollar Loan with a maturity comparable to such Interest Period as of approximately 11:00 a.m. on such date of determination.

“LIBOR Rate (Reserve Adjusted)” means, for any Interest Period, a rate per annum determined pursuant to the following formula:

  LIBOR Rate     =                                                    LIBOR Rate
(Reserve Adjusted)           1-LIBOR Reserve Percentage

“Loan” means a Dollar Loan or a Yen Loan, and “Loans” means all of them.

“Loan Documents” means, collectively, this Agreement, each Deed of Trust and the Subsidiary Guaranty.

“Mortgaged Properties” means, collectively, (a) the properties listed on Schedule 1 and (b) each other property that is or is intended to be purchased with the proceeds of any Loan, and “Mortgaged Property” means any such property.

“Subsidiary Guarantors” means all current and future Material Domestic Subsidiaries of the Borrower.

“Subsidiary Guaranty” means a subsidiary guaranty dated as of the date hereof that is substantially in the form of the Subsidiary Guaranty delivered in connection with the Syndicated Agreement.

“Syndicated Agreement” means the Credit Agreement dated as of May 10, 2001 among the Borrower, various financial institutions and the Bank, as administrative agent, as such agreement is in effect on the date hereof, without giving effect to (a) any subsequent amendment thereof or waiver or consent thereunder unless the Bank is a signatory, or otherwise consents, thereto, (b) any termination thereof or (c) the termination the Bank’s participation therein.  Wherever a portion of the Syndicated Agreement is incorporated herein by reference, each reference in the incorporated provision to the “Administrative Agent,” a “Lender,” the “Required Lenders” or a similar term shall be deemed to be a reference to the Bank.

“Termination Date” means the earliest to occur of (a) December 31, 2013, (b) the date on which the Commitment Amount is reduced to zero pursuant to Section 2.8 and (c) the date on which all obligations of the Borrower hereunder become due and payable pursuant to Section 7.2.

 “Unmatured Default” means an event that but for the lapse of time or the giving of notice, or both, would, unless cured or waived, constitute a Default.

“Yen” and the sign “¥” mean lawful currency of Japan.

“Yen LIBOR” means, for any Yen Loan for any Interest Period, the per annum rate (reserve adjusted as provided below) of interest at which Yen deposits in immediately available funds are offered in the interbank eurodollar market as presented on Reuters Screen LIBOR01 (formerly known as page 3750 of the Moneyline Telerate Service) as of 11:00 a.m. two Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount equal or comparable to such Yen Loan.  The foregoing rate of interest shall be reserve adjusted by dividing Yen LIBOR by one minus the Yen LIBOR Reserve Percentage.  All references in this Agreement or other Loan Documents to Yen LIBOR shall mean and include the aforesaid reserve adjustment.  “Reuters Screen LIBOR01” means the display designated on page LIBOR01 on Reuters Page or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for Yen deposits or, in the absence of such availability, by reference to the average of the rates at which three major banks designated by the Bank are offered Yen deposits at or about 11:00 a.m. two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market.

“Yen LIBOR Reserve Percentage” means, relative to any Interest Period, the maximum reserve percentage in effect on the date Yen LIBOR for such Interest Period is determined under regulations issued from time to time by the FRB, the Japanese Ministry of Finance or the Bank of Japan (or any successor regulatory body) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) having a term comparable to such Interest Period.

“Yen Loan” - see Section 2.1.

1.2 Interpretation.  Section 1.2 of the Syndicated Agreement is incorporated herein by reference as if such Section were set forth in full herein, mutatis mutandis.  Unless otherwise specified, references herein to a Section, an Exhibit or a Schedule shall mean a Section, an Exhibit or a Schedule, respectively, hereof.  For purposes hereof, any reference to a particular time means such time in London, England.

2. THE CREDIT.

2.1 Availability.

(a) The Bank agrees to make loans from time to time at the request of the Borrower prior to the Termination Date.  Such loans may be denominated in Dollars (each such loan, a “Dollar Loan”) or in Yen (each such loan, a “Yen Loan”); provided that the Dollar Equivalent of the aggregate outstanding principal amount of all Loans shall not at any time exceed the Commitment Amount.

(b) Each Loan shall be made on prior written notice from the Borrower received by the Bank not later than 10:00 a.m. three Business Days prior to the proposed date of such Loan.  Each such notice shall specify (i) the borrowing date, which shall be an Interest Payment Date, and (ii) the amount and currency of the requested Loan.  Each Dollar Loan shall be in the amount of $1,000,000 or a higher integral multiple thereof, and each Yen Loan shall be in the amount of ¥100,000,000 or a higher integral multiple thereof.

2.2 Repayment of Loans.  The Borrower shall pay the then outstanding principal amount of all Loans in full on the Termination Date.

2.3 Prepayments.

(a) The Borrower may from time to time prepay the outstanding Loans in whole or in part on any Business Day; provided that (a) the Borrower shall notify the Bank of such prepayment not later than 11:00 a.m. three Business Days prior to the date of such prepayment; (b) any partial prepayment of a Dollar Loan shall be in the amount of $1,000,000 or a higher integral multiple thereof and (c) any partial prepayment of a Yen Loan shall be in the amount of ¥100,000,000 or a higher integral multiple thereof.

(b) On any date on which the Commitment Amount is reduced pursuant to Section 2.9, the Borrower shall make a prepayment of Loans in the amount, if any, by which the outstanding principal amount of all Loans exceeds the Commitment Amount as so reduced.

(c) All voluntary prepayments of the Loans shall be applied as instructed by the Borrower or, in the absence of such instructions, pro rata to the outstanding Dollar Loans and Yen Loans.  All mandatory prepayments of the Loans shall be applied pro rata to the outstanding Dollar Loans and Yen Loans.

(d) Any prepayment of a Loan shall be subject to the provisions of Section 3.4.

2.4 Interest.  The unpaid principal amount of each Loan shall bear interest for each applicable Interest Period at a rate per annum equal to (a) in the case of a Dollar Loan, the LIBOR Rate (Reserve Adjusted) for such Interest Period plus 1.00% and (b) in the case of a Yen Loan, Yen LIBOR for such Interest Period plus 1.00%; provided that during the existence of a Default, the Bank may, upon notice to the Borrower, require the Borrower to pay interest at a rate that is 2.00% per annum above the otherwise applicable rate.  Interest shall be payable on each Interest Payment Date.

2.5 Computation of Interest.  All computations of interest on the Loans shall be made on the basis of a year of 360 days for the actual number of days elapsed.  Each determination of the applicable LIBOR Rate (Reserve Adjusted) or Yen LIBOR by the Bank shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Bank shall, upon written request of the Borrower, deliver to the Borrower a statement showing the computations used by the Bank in determining the applicable LIBOR Rate (Reserve Adjusted) or Yen LIBOR hereunder.

2.6 Payments; Evidence of Debt.  (a)                                                      Except as otherwise provided herein or as the parties hereto may otherwise agree, the Borrower shall make all payments of Dollar Loans hereunder in Dollars and all payments of Yen Loans hereunder in Yen, not later than 11:00 a.m. on the date when due, by wire transfer of same day funds to the applicable account specified on Schedule 2.6.

(b)           If any payment of principal or interest with respect to the Loans falls due on a day that is not a Business Day, then such due date shall be extended to the first following day that is a Business Day (unless such first following day falls in the next calendar month, in which case such due date shall be the first preceding day that is a Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

(c)           The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from each Loan, including (i) the amount of such Loan, (ii) the date on which such Loan is made, (iii) the currency of such Loan, (iv) the amount of any principal or interest due and payable or to become due and payable hereunder and (v) the amount of any sum received by the Bank hereunder.  The entries made in the accounts maintained pursuant to this clause (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

2.7 Taxes.  The Borrower agrees to pay, or to reimburse the Bank for, all Taxes on the same basis as, and subject to the limitations and requirements of, the terms of Section 7.6 of the Syndicated Agreement as if such Section were set forth in full herein mutatis mutandis.

2.8 Reduction or Termination of Commitment Amount.

(a) The Commitment Amount shall be permanently reduced by $500,000 on the first Business Day of each calendar month, commencing March 1, 2011.

(b) The Borrower may from time to time, upon at least three Business Days’ notice to the Bank, reduce the Commitment Amount on any Business Day in whole or in part.  Any such partial reduction shall be in an amount of $1,000,000 or an integral multiple thereof.

2.9 Uses.           The Borrower will use the proceeds of the Loans solely (a) to acquire, or to cause Nu Skin International, Inc. or another Subsidiary Guarantor to acquire, Mortgaged Properties or (b) to refinance another Loan.

3. INCREASED COSTS; ADDITIONAL PROVISIONS

3.1 Increased Costs.  The Borrower agrees to reimburse the Bank for any increased costs of the type described in Section 8.1 of the Syndicated Agreement, in each case in accordance with the terms of Section 8.1 of the Syndicated Agreement as if such Section were set forth in full herein mutatis mutandis.

3.2 Basis for Determining Interest Rate Inadequate or Unfair.  If the Bank makes any determination of the type described in Section 8.2 of the Syndicated Agreement with respect to any Loan, then the provisions of such Section 8.2 shall apply as if such Section were set forth in full herein mutatis mutandis.

3.3 Changes in Law Rendering Loans Unlawful.  If the Bank makes any determination of the type described in Section 8.3 of the Syndicated Agreement with respect to any Loan, then the provisions of such Section 8.3 shall apply as if such Section were set forth in full herein mutatis mutandis.

3.4 Funding Losses.  The Borrower will indemnify the Bank upon demand against any loss, cost or expense that the Bank may sustain or incur as a consequence of (a) any failure of the Borrower to borrow a Loan on a date specified therefor in a notice thereof or (b) any payment (including any payment upon the Bank’s acceleration of the Loans pursuant to Section 7.2) of a Loan on a day other than the last day of an Interest Period, in each case in accordance with the terms of Section 8.4 of the Syndicated Agreement as if such Section were set forth in full herein mutatis mutandis.

3.5 Discretion as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Bank had actually funded and maintained each Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate or Yen LIBOR (prior to adjustment for reserves) for such Interest Period, as the case may be.

4. CONDITIONS PRECEDENT.

4.1 Conditions Precedent to Effectiveness.  This Agreement shall become effective when the Bank shall have received (a) an upfront commitment fee of $75,000 and (b) all of the following, each duly executed and in form and substance (and dated a date) satisfactory to the Bank:

(i) A certificate of the Secretary or an Assistant Secretary of the Borrower attaching (x) a copy of resolutions of its board of directors authorizing the transactions contemplated by this Agreement; and (y) an incumbency certificate that identifies by name and title and bears the signatures of the officers of the Borrower authorized to sign this Agreement and the other documents related hereto, upon which certificate the Bank shall be entitled to rely until informed of any change in writing by the Borrower.

(ii) A favorable opinion of the General Counsel of the Borrower.

(iii) The Subsidiary Guaranty executed by the Subsidiary Guarantors.

(iv) Such other certificates and documents as the Bank may reasonably request.

4.2 Conditions Precedent to each Loan.  The obligation of the Bank to make any Loan hereunder shall be subject to the satisfaction of the conditions precedent set forth in Section 4.1 and receipt by the Bank of the following:

(a) A certificate from the Chief Financial Officer of the Borrower stating that (i) all of the representations and warranties set forth in Section 5 (other than any such representation and warranty that by its terms refers to a specific prior date) are correct on and as of the date of such Loan, before and after giving effect to the making of such Loan and to the application of the proceeds therefrom, as though made on and as of the date hereof; and (ii) no Default or Unmatured Default (including under Section 10.12 of the Syndicated Agreement as incorporated herein by reference) has occurred and is continuing or would result from the making of such Loan, the use of proceeds thereof or the execution, delivery and filing of any Deed of Trust in connection therewith.

(b) If the proceeds of such Loan will be used to acquire a Mortgaged Property, a Deed of Trust with respect to such Mortgaged Property, together with (i) a copy of the owner’s title policy (or a marked commitment therefor issued by the applicable insurer) with respect to such Mortgaged Property; (ii) except for releases described in Section 6.2, executed releases of all existing deeds of trust covering all or a portion of such Mortgaged Property; and (iii) a flood insurance policy, if required by the Flood Disaster Protection Act of 1973, or a flood hazard certification establishing that no flood insurance is required by the Flood Disaster Protection Act of 1973.

(c) Such other certificates and documents (including a funding indemnity letter executed by a Responsible Officer if the Borrower submits a borrowing request for such Loan prior to the effectiveness of this Agreement) as the Bank may reasonably request.

5. REPRESENTATIONS AND WARRANTIES.  The Borrower represents and warrants to the Bank that:

5.1 Organization; Etc.  Each of the Borrower and each Subsidiary Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Borrower and each Subsidiary Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Loan Documents to which it is a party and to perform the provisions hereof and thereof.

5.2 Authorization; Enforceability; No Conflict.  Each Loan Document to which the Borrower or a Subsidiary Guarantor is a party has been duly authorized by all necessary corporate action on the part of the Borrower or such Subsidiary Guarantor and constitutes a legal, valid and binding obligation of the Borrower or such Subsidiary Guarantor enforceable against the Borrower or such Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution, delivery and performance by the Borrower and each Subsidiary Guarantor of each Loan Document to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Borrower or any Subsidiary under, any indenture, mortgage, deed of trust, loan, note purchase or credit agreement, corporate charter or bylaws, or any other Material agreement, lease or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or any Subsidiary, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Borrower or any Subsidiary.

5.3 Governmental Approvals.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Borrower or any of its Restricted Subsidiaries of this Agreement or the other Loan Documents.

5.4 No Material Adverse Effect.  Since December 31, 2009, except as disclosed in publicly available SEC filings prior to the date hereof, there has been no Material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

5.5 Regulation U.  The Borrower will use the proceeds of each Loan solely (a) to acquire, or to cause Nu Skin International, Inc. or another Subsidiary Guarantor to acquire, Mortgaged Properties or (b) to refinance another Loan.  No part of the proceeds from the making of the Loans will be used, directly or indirectly, so as to involve the Borrower or the Bank in a violation of Regulation U of the FRB (12 CFR 221) or Regulation X of the FRB (12 CFR 224), or to involve any broker or dealer in a violation of Regulation T of the FRB (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Borrower and its Subsidiaries and the Borrower does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the term “margin stock” shall have the meaning assigned to it in such Regulation U.

5.6 Other Statutes.  Neither the Borrower nor any Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, the Interstate Commerce Act or the Federal Power Act.

5.7 Representations and Warranties in Syndicated Agreement.  Each representation and warranty of the Borrower set forth in Sections 9.6, 9.8, 9.9, 9.11, 9.13, 9.14(b) and (c), 9.15 and 9.16 of the Syndicated Agreement is true and correct as if such representation and warranty (and all related definitions to the extent not defined herein) were set forth in full herein, mutatis mutandis.

6. COVENANTS.

6.1 Covenants in Syndicated Agreement.  The Borrower agrees that, so long as any obligation of the Borrower hereunder remains unpaid, the Borrower will observe and perform each covenant set forth in Section 10 of the Syndicated Agreement as if such covenant (and all related definitions to the extent not defined herein) were set forth herein, mutatis mutandis (it being understood that any requirement that the Borrower provide notice or information to the Bank pursuant to the covenants incorporated herein shall be deemed satisfied if the Borrower provides such notice or information to the Bank pursuant to, and in accordance with the terms of, the Syndicated Agreement).

6.2 Release of Liens on Mortgaged Properties.  Not later than February 28, 2011, the Borrower shall deliver to the Bank copies of executed releases of all existing deeds of trust covering all or a portion of the Mortgaged Properties that are listed on Schedule 1.

7. EVENTS OF DEFAULT; REMEDIES.

7.1 Events of Default.  The occurrence and continuance of any one or more of the following events shall constitute a Default:

(a) The Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable; or (ii) any interest on any Loan or other amount payable by the Borrower under this Agreement within five Business Days after the same becomes due and payable.

(b) Any representation or warranty made by the Borrower or any Subsidiary Guarantor in any Loan Document shall prove to have been incorrect in any material respect when made.

(c) The Borrower shall fail to perform or observe (i) any covenant set forth in Section 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16 or 10.17 of the Syndicated Agreement as incorporated herein by reference; or (ii) any other covenant contained in Section 10 of the Syndicated Agreement as incorporated herein by reference or in any other Loan Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default, and (ii) the Borrower or a Subsidiary receiving written notice of such default from the Bank (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 7.1(c)).

(d) The Subsidiary Guaranty shall cease to be in full force and effect with respect to any Material Domestic Subsidiary, or any Material Domestic Subsidiary shall contest the validity thereof.

(e) Any “Event of Default” under and as defined in the Syndicated Agreement shall occur and be continuing; provided for purposes of this Section, Indebtedness as used in Section 12.1.4 of the Syndicated Agreement shall include debt under the Syndicated Agreement.

7.2 Remedies.  Upon an actual or deemed entry of an order for relief with respect to the Borrower under the United States Bankruptcy Code, all obligations hereunder shall immediately become due and payable in full and the commitment of the Bank to make Loans shall be terminated, in each case without further presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives; and upon the occurrence of any other Default, the Bank may, by notice to the Borrower, terminate the commitment of the Bank to make Loans and/or declare the principal of and accrued interest on each Loan, and all other amounts payable hereunder, to be forthwith due and payable in full, whereupon the outstanding principal amount of each Loan, all interest thereon and all other amounts payable hereunder shall be forthwith due and payable, in each case without further presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8. GENERAL.

8.1 Amendments and Waivers.  Except as otherwise expressly provided in the definition of “Syndicated Agreement,” no amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Borrower and the Bank.

8.2 Severability; No Waiver; Remedies.  The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.  No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

8.3 Costs and Expenses.  The Borrower shall pay, promptly after receipt of a reasonably detailed invoice therefor, all reasonable costs and expenses of the Bank (including reasonable attorneys’ fees and charges) arising out of, or in connection with, the protection or enforcement of any of the Bank’s rights hereunder.

8.4 Indemnification.  In consideration of the execution and delivery of this Agreement by the Bank and the extension of credit hereunder, the Borrower hereby indemnifies the Bank and its affiliates and each of their respective officers, directors, employees and agents (collectively the “Indemnified Parties”) for, and agrees to hold each Indemnified Party harmless against, all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith, incurred by any Indemnified Party in connection with this Agreement and the Loans hereunder, all to the same extent, on the same basis and subject to the same limitations set forth for indemnified parties in Section 14.13 of the Syndicated Agreement.

8.5 Notices.  Except as otherwise provided herein, all notices and other communications hereunder shall be in writing, shall be directed to the applicable party at its address below its signature hereto (or such other address as it shall have specified by notice to the other party) and shall be deemed received in accordance with the provisions of Section 14.3 of the Syndicated Agreement.

8.6 Survival.  The obligations of the Borrower under Sections  2.7, 3.1, 3.4, 8.3 and 8.4 shall, subject to the limitations set forth therein and in the relevant provisions of the Syndicated Agreement that are incorporated therein by reference, survive repayment of the Loans and the termination of this Agreement.

8.7 Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument.  Delivery of a counterpart hereof, or a signature page hereto, by facsimile or other electronic transmission (such as in a .pdf file) shall be effective as delivery of a manually-signed counterpart hereof.

8.8 Successors and Assigns.  Neither the Borrower nor the Bank may assign any of its rights or obligations hereunder without the prior written consent of the other party; provided that (a) no consent of the Borrower shall be required for any assignment by the Bank during the existence of a Default and (b) the Bank may sell participations in the Borrower’s obligations hereunder on the same terms and conditions as permitted under the terms of Section 14.9.2 of the Syndicated Agreement.

8.9 Right of Set-off.  During the existence of any Default, the Bank is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not the Bank shall have made any demand under this Agreement and although such obligations may be unmatured.  The Bank agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Bank under this Section 8.9 are in addition to other rights and remedies (including other rights of set-off) that the Bank may have.

8.10 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF UTAH.

8.11 Jurisdiction.  (a)  Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Utah State court or any federal court of the United States of America sitting in Salt Lake City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Utah State court or, to the extent permitted by law, in any such federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(b)           Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Utah State or federal court and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.12 USA PATRIOT ACT NOTIFICATION.  The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

8.13 Waiver of Jury Trial.  Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

8.14 Judgment.

(a)           If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Yen into Dollars, the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase Yen with Dollars at the Bank’s principal office in London at 11:00 a.m. on the Business Day preceding that on which final judgment is given.

(b)           The obligation of the Borrower in respect of any sum due from it in Yen to the Bank hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be so due in such other currency, the Bank may in accordance with normal banking procedures purchase Yen with such other currency; if the amount of Yen so purchased is less than such sum due to the Bank in Yen, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss, and if the amount of Yen so purchased exceeds such sum due to the Bank in Yen, the Bank agrees to remit to the Borrower such excess.

[Remainder of page intentionally left blank.]

Please acknowledge your agreement to the foregoing by signing and returning a copy of this Agreement.

JPMORGAN CHASE BANK, N.A., LONDON BRANCH
By: /s/ Stephen A. Cazier
Name: Stephen A. Cazier
Title: Authorized Officer

For notices relating to borrowing or payment:

Operations Administration
European Loan Operations
C/O, J.P.Morgan Chase London
4th Floor Prestige Knowledge Park,
Near Marathalli Junction, Outer Ring Road,
Kadabeesanahalli, Vathur Hobli, Bangalore, 560087
Group Email: european.loan.operations@jpmchase.com
Facsimile:  44 (0)20 7492 3297 or 44 (0)20 7492 3298

For all other notices:

JPMorgan Chase Bank, N.A.
10 Aldermanbury, Ground Floor
London EC2V 7RF
United Kingdom
Attention:  Alastair Stevenson
Facsimile:  44 (0) 20 7742 7035

Agreed to as of the date first above written:

NU SKIN ENTERPRISES, INC.

By:   /s/Ritch N. Wood
Name:   Ritch N. Wood
Title: Chief Financial Officer

75 West Center Street
Provo, UT  84601
Attention:  Brian Lords
Facsimile:  (801) 345-3899

SCHEDULE 1

Legal Descriptions of Initial Mortgaged Properties

Highrise:

75 West Center Street
Provo, UT 84601-4430 (Parcel 2)

COMMENCING AT THE SOUTHWEST CORNER OF BLOCK 66, PLAT "A", PROVO CITY SURVEY; THENCE NORTH 398.74 FEET; THENCE EAST 170 FEET; THENCE SOUTH 233 FEET; THENCE WEST 44.14 FEET; THENCE SOUTH 00°18'34" WEST 165.74 FEET; THENCE WEST 125 FEET TO THE POINT OF BEGINNING.

Parking Lot:

Southwest corner of 100 South and 200 West in Provo Utah

COMMENCING AT THE NORTHEAST CORNER OF BLOCK 47, PLAT "A", PROVO CITY, SURVEY OF BUILDING LOTS; THENCE SOUTH 249.29 FEET; THENCE WEST 115.50 FEET; THENCE SOUTH 18 FEET; THENCE WEST 82.74 FEET; TO THE WEST LINE OF LOT #8 OF SAID BLOCK; THENCE NORTH 67.645 FEET ALONG SAID WEST LINE TO THE SOUTHWEST CORNER OF LOT 7, BLOCK 47; THENCE WEST 49.50 FEET; THENCE NORTH 199.645 FEET; THENCE EAST 247.74 FEET TO THE POINT OF BEGINNING.

Distribution Center #1:

275 East 1325 South
Provo, UT  84606

PARCEL 22, PLAT "Q" REVISED EAST BAY PLANNED UNIT DEVELOPMENT, IN THE CITY OF PROVO, COUNTY OF UTAH, STATE OF UTAH ACCORDING TO THE OFFICIAL PLAT THEREOF ON FILE IN THE OFFICE OF THE RECORDER OF SAID COUNTY. TOGETHER WITH AND SUBJECT TO THE RIGHT OF USE, IN COMMON WITH OTHERS, OF THE COMMON AREAS IN EAST BAY BUSINESS CENTER, P.U.D., FOR INGRESS, EGRESS RECREATION AND OTHER RELATED ACTIVITIES. THE DESIGNATED AREAS ARE NOT DEDICATED FOR THE USE BY THE GENERAL PUBLIC, BUT ARE RESERVED FOR THE COMMON USE AND ENJOYMENT OF THE OWNERS IN EAST BAY BUSINESS CENTER, P.U.D.

Annex A:

1085 South 250 East
Provo, UT 84601

COMMENCING AT A POINT LOCATED NORTH 0°48’37" WEST 489.81 FEET AND EAST 575.29 FEET FROM THE SOUTHWEST CORNER OF SECTION 7, TOWNSHIP 7 SOUTH, RANGE 3 EAST, SALT LAKE BASE AND MERIDIAN; THENCE NORTH 0°03’27" WEST 285.20 FEET; THENCE ALONG THE ARC OF A 316.41 FOOT RADIUS CURVE TO THE LEFT 53.53 FEET (CHORD BEARS NORTH 26°36’36" EAST 53.47 FEET); THENCE SOUTH 89°56’25" EAST 192.29 FEET; THENCE SOUTH 0°03’35" WEST 324.57 FEET; THENCE SOUTH 89°55’40" WEST 43.88 FEET; THENCE SOUTH 0°03’35" WEST 8.27.

SCHEDULE 2.6

Payment Instructions

For payments in Dollars:

J P Morgan Chase New York
SWIFT Address:
Account No:
Account Name:
SWIFT:
Ref:

For payments in Yen:

J P Morgan Chase Bank, Tokyo
Swift Address:
Account No:
Account Name:
SWIFT:
Ref: